Exhibit 21
Affiliates and Subsidiaries of Wisconsin Public Service Corporation December 31, 2007

Wisconsin Public Service Corporation
WPS Leasing, Inc.
Wisconsin Valley Improvement Company (27.1% ownership)
Wisconsin River Power Company (50% ownership)
WPS Investments, LLC (approximately 17.3% ownership)
American Transmission Company LLC (approximately 34.54% ownership)
ATC Management Inc. (32.58% ownership)

100% owned unless noted otherwise. All of these affiliates and subsidiaries are formed under Wisconsin law.